SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15

 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under
          Section 13 and 15(d) of the Securities Exchange Act of 1934.

                         Commission File Number 0-16319
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                        LUND INTERNATIONAL HOLDINGS, INC.
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             (Exact name of registrant as specified in its charter)

 3700 Crestwood Parkway, N.W., Suite 1000, Duluth, Georgia 30096  (770)688-2050
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    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     Common Stock, $.10 par value per share
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            (Title of each class of securities covered by this Form)

                                      None
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             (Titles of all other classes of securities for which a
           duty to file reports under section 13(a) or 15(d) remains)


 Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i) [X]          Rule 12h-3(b)(1)(i) [ ]
          Rule 12g-4(a)(1)(ii)[ ]          Rule 12h-3(b)(1)(ii)[ ]
          Rule 12g-4(a)(2)(i) [ ]          Rule 12h-3(b)(2)(i) [ ]
          Rule 12g-4(a)(2)(ii)[ ]          Rule 12h-3(b)(2)(ii)[ ]
                                           Rule 15d-6          [ ]

 Approximate number of holders of record as of the certification or notice date:

                                       188
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    Pursuant to the requirements of the Securities Exchange Act of 1934, Lund
 International Holdings, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE: December 27, 2001                       BY: /s/ Dennis W. Vollmershausen
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                                                  Name: Dennis W. Vollmershausen
                                                  Title: President and Chief
                                                         Executive Officer